Exhibit 99.1

Contact: Dan Murphy

(904) 359-1469

CSX REPORTS FIRST-QUARTER EARNINGS

JACKSONVILLE, Fla., April 30, 2003—CSX Corporation (NYSE: CSX) today reported first quarter net earnings of $99 million, or 46 cents per share, versus $25 million, or 12 cents per share, a year ago. Both quarters include the cumulative effect of a non-cash accounting change. In the 2003 quarter, earnings increased by an after-tax credit of $57 million, 26 cents per share, because of the adoption of Statement of Financial Accounting Standard (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” In the previous year’s first quarter, earnings were reduced by an after-tax charge of $43 million, 20 cents per share, due to the adoption of SFAS 142, “Goodwill and Other Intangible Assets.”

Before the cumulative effects of these accounting changes, 2003 first quarter earnings were 20 cents per share compared to 32 cents per share in the 2002 first quarter. The 2002 results included a significant real estate transaction that was worth 11 cents per share.

Operating income at Surface Transportation, which includes CSX’s rail and intermodal units, was $169 million compared to $194 million in the first quarter of 2002 despite strong revenue growth. This was due primarily to increased costs associated with sharp spikes in fuel prices and operating expenses from extraordinarily harsh winter weather.

“In a fairly stagnant economy, we were able to post solid revenue gains in the merchandise and intermodal segments, reflecting favorable mix and continued success in our pricing program and our efforts to convert truck traffic to rail. We are excited by these revenue gains and the increased confidence that customers are placing in us,” said Michael J. Ward, CSX chairman and chief executive officer.

“We were, however, challenged on the cost side. Fuel expenses were up $54 million year-over-year and the severe winter weather affected the fluidity of the network negatively and caused significant labor and equipment expense increases.

“Our service measurements are now moving in the right direction,” Ward added. “I am optimistic that the fluidity of our network will be restored and that the first quarter hurdles are largely behind us. We have numerous productivity initiatives underway to reduce costs throughout this year and beyond. At the same time, we will continue to enhance our service and provide better products to our customers, keeping revenue initiatives as vibrant as they were in this past quarter.”

On a consolidated basis, revenues were $2.02 billion versus $1.96 billion a year ago with operating income of $177 million compared to $212 million in first quarter of 2002. Operating income at the Company’s international terminal business was $15 million, $4 million above 2002. First quarter consolidated operating income also included executive retirement expenses of $16 million.

On February 27, CSX completed the conveyance of its domestic shipping unit, CSX Lines, to the Carlyle Group. The pretax gain of $127 million will be recognized over 12 years which equals the duration of CSX’s vessel subleases to the venture.

CSX Corporation, based in Jacksonville, Fla., owns the largest rail network in the eastern United States. CSX Transportation Inc. and its 34,000 employees provide rail transportation services over a 23,000 route-mile network in 23 states, the District of Columbia and two Canadian provinces. CSX Corporation also provides intermodal and global container terminal operations through other subsidiaries. More information is available at the company’s website, www.csx.com.

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This press release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the Company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; and (iv) the outcome of claims and litigation involving or affecting the Company. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the Company’s website at www.csx.com.